Exhibit 99.1

Pactiv Evergreen Names Jonathan Baksht as Chief Financial Officer

LAKE FOREST, Ill. (May 31, 2022) – Pactiv Evergreen (NASDAQ: PTVE) today announced that Jonathan “Jon” Baksht joined the company as Chief Financial Officer, effective May 27, 2022. Mr. Baksht serves as a member of Pactiv Evergreen’s Executive Leadership Team reporting to its President and Chief Executive Officer, Michael King. Mr. Baksht joins Pactiv Evergreen after having most recently served as Executive Vice President and Chief Financial Officer of Valaris Limited (“Valaris”), the world’s largest global offshore drilling contractor.

Mr. Baksht succeeds Michael Ragen, Chief Financial Officer, whose last day at Pactiv Evergreen was also May 27, 2022.

Mr. Baksht has more than 20 years of strong and diverse financial experience across multiple industries, including six years as Chief Financial Officer for Valaris.

Mr. Baksht serves as a key strategic partner to Mr. King and his executive leadership team, while overseeing every aspect of the Company’s finance function, including accounting, financial planning and analysis, investor relations, tax, treasury and internal audit. He is also responsible for the Company’s Information Technology function.

“In addition to his dynamic and extensive financial experience, Jon joins Pactiv Evergreen with a growth mindset and a proven track record of leading through times of transformation, integration and growth,” said Mr. King. “He will lead our talented team to execute our key strategic initiatives, which we believe will better position the Company for future growth. Jon’s broad experience is invaluable to Pactiv Evergreen as we strive to deliver on our purpose of Packaging a Better Future while creating long-term value for all our stakeholders.”

Mr. King continued: “On behalf of Pactiv Evergreen, we thank Mike Ragen for his numerous contributions to Pactiv Evergreen over the past eight years. We wish him well in his future endeavors.”

“Pactiv Evergreen is on an exciting journey towards excellence and long-term growth,” said Mr. Baksht. “I am thrilled to join the Company during this transformational time and I am honored to have the opportunity to work alongside Mike King and his world-class team to serve Pactiv Evergreen’s customers, communities and shareholders.”

Prior to assuming the role of Chief Financial Officer of Valaris in 2015, Mr. Baksht served as Vice President – Finance, where he led all FP&A activities and served as Valaris’ Principal Accounting Officer. Prior to joining Valaris in 2013, Mr. Baksht spent seven years in investment banking with Goldman Sachs and started his career as a Management Consultant with Andersen Consulting.

Mr. Baksht earned a Bachelor of Science Degree with High Honors in Electrical Engineering from the University of Texas at Austin and a Masters of Business Administration from the Kellogg School of Management at Northwestern University.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of approximately 16,500 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Contacts:

Investors:

Dhaval Patel

732.501.9657

dhaval.patel@pactivevergreen.com

Media:

Beth Kelly

412.303.4771
beth.kelly@pactivevergreen.com